Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP DECLARES A 50% INCREASE IN ITS QUARTERLY CASH DIVIDEND

ROCKAWAY, NEW JERSEY – April 26, 2017 – Sussex Bancorp (Nasdaq: SBBX), the holding company for Sussex Bank, today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per common share, a 50% increase from the same period of the previous year, which is payable on May 24, 2017 to common shareholders of record as of the close of business on May 10, 2017.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328